Exhibit 3.1b

STATE OF DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

INTERNATIONAL INDUSTRIAL ENTERPRISES, INC.

First:  That at a meeting of the board of Directors on June 14, 2004 at 4116 Antique Sterling Ct. Las Vegas, Nevada.

Resolutions were duly adopted setting forth a proposed amendment of the Certificate of incorporation of said incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment as follows:

Resolved, that the Certificate of Incorporation of this incorporation be amended by changing the Article there of numbered “4” so that, as amended said Article shall be and read as follow:

The capital stock of the corporation shall consist of 50,000,000 shares of Class A stock, at a par value of $0.001, with full voting rights.  The class B stock is hereby eliminated.

Second:  That thereafter, pursuant to resolution of it’s Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the general Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness whereof, said corporation has authorized this certificate to be signed by Edward V. Stambro.  An Authorized Officer, this 14th day of June A.D 2004

By: /s/ Edward V. Stambro

(Authorized Officer)

Name:

Edward V. Stambro

President